Exhibit 99.1

May 1, 2013

To the Shareholders of ProUroCare Medical Inc.:

As the new interim CEO of ProUroCare (the “Company”), I am excited about the Company’s imaging technology and the potential for this technology to address a significant unmet medical need in the field of prostate cancer imaging. This letter is intended to apprise you of certain recent changes that have been made at the Company.

The attached press release was issued on Friday, April 19, 2013. It describes changes of leadership and the restructuring of the Board of Directors of the Company. The following provides you more detailed information on our future direction and overall business goals.

Assuming the necessary funding is achieved our business goals are as follows:

o	Complete the development, testing, and regulatory clearance of a reusable probe system. Once completed, we will plan to initiate clinical trials at several key centers comparing the results achieved using our system versus other approaches; i.e., PSA, DRE, ultrasound, etc. These trials, and subsequent scientific publications, will play an important role during the initial and early adoption stages of commercialization. Published clinical results continue to play an increasing role in clinician acceptance and adoption, as well as future reimbursement strategies.

o	Initiate and complete the development of the next generation system, while enhancing customer usability, improving manufacturability and lowering the overall system product cost. This generation of product will require FDA 510K approval prior to initiating full commercialization. Additional clinical trials will also be initiated to expand product use indications, as well as to explore additional product features and capabilities.

o	Develop and initiate plans to prepare for eventual commercialization in such areas as product sales and distribution, and product/service reimbursement via a commercialization arrangement with a company having a significant market presence (i.e., a “Strategic”) or independently.

o	Initiate and complete development of a wireless probe system featuring a medical grade tablet computer. This system configuration could provide significant improvement in clinician usability and flexibility while significantly lowering product cost. This configuration could be attractive in foreign markets, as well as to potential Strategic partners or foreign investors who could help us take advantage of opportunities outside the US.

o	Explore the potential of a “fusion” product, e.g., a fusion of the benefits of our technology with the benefits of ultrasound, to achieve a superior clinical outcome.

o	Establish a cost-effective organizational structure to carry out these objectives.

Lack of sufficient funding has restricted our progress over the past year. We know acceleration in our vehicles consumes more fuel, and the “fuel” we require is additional funding. The more funding, the more acceleration we can achieve. A summary of our funding plans are as follows:

o	Raise $2.5 million with the first $1.0 million to fund FDA clearance of the reusable probe and the balance ($1.5 million) to conduct the proposed comparative clinical trials and initiate next generation system development.

o	In parallel with these efforts, we will pursue available options to secure additional funding to accelerate the other major business priorities summarized above.

o	More aggressively pursue one or more Strategic partners to provide both additional funding and access to other resources such as a distribution network and reimbursement strategies.

o	Pursue one or more non-USA investment partners that would provide funding for the development of product configurations suitable for their markets. This would create significant opportunities for them to sell and distribute these products within those markets.

We will continue to provide you periodic updates as we make progress toward the goals and priorities summarized above. Please help us in our communication efforts by providing us with your email address through our website at www.prourocare.com/contact. We will be sure to add you to our distribution list and send you press releases and announcements as they are issued.

We thank you for your ongoing support and confidence as we complete the development and launch of a very exciting solution for a major unmet medical need.

Kind regards,

Stan Myrum

Interim CEO